ABACUS LIFE REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

- Fourth Quarter 2023 Total Revenue Grew 25% Year-over-Year to $23.6 Million -

- Increased Originations Capital Deployment by 92% Year-over-Year to $68.3 Million -

- Increased Originations Capital Deployment for Full Year 2023 by 46% to $218.9 Million -

ORLANDO, Fla. – March 21, 2024 – Abacus Life, Inc. (“Abacus” or the “Company”) (NASDAQ: ABL), a leading buyer of life insurance policies and vertically integrated alternative asset manager specializing in specialty insurance products, today reported results for the quarter and full year ended December 31, 2023.

“We delivered another solid performance in the fourth quarter and throughout 2023, as we continued to leverage our expert team, wealth of data and innovative technology to execute on our multiple strategic growth initiatives,” said Jay Jackson, Chief Executive Officer of Abacus. “In addition to our strong results, we authorized a $15 million stock repurchase program, which we have continued utilizing in the new year to strong effect, and successfully completed our public bond offering, retiring existing debt and reducing the interest rate we pay by approximately 275 basis points. We’ve hit the ground running thus far in 2024 as well, officially launching our technology subdivision ABL Tech and raising an additional $25 million via our 9.875% Notes. We are well positioned to sustain our growth, to create innovative solutions for the pension fund and financial services industries through our wealth of technology and data, and ultimately to deliver long-term value to our stockholders.”

Full Year 2023 Results (on a Proforma Basis)

•Full year 2023 total revenues were $79.6 million, an increase of 14% from the prior year, primarily driven by higher active management revenue, increased capital deployed and more policies sold directly to third parties.
◦Total revenue from the portfolio servicing segment for the full year 2023 was $1.0 million, compared to $1.5 million in the prior year.
•Originations capital deployment for the full year 2023 was $218.9 million, an increase of 46% from the prior year; number of policy originations grew 30% to 633.
•GAAP net income attributable to shareholders for the full year 2023 was $8.5 million, compared to $31.3 million in the prior year.
•Adjusted net income for the full year 2023 was $29.4 million, compared to $32.4 million in the prior year.
•Adjusted EBITDA for the full year 2023 increased 13% to $39.3 million, compared to $34.8 million in the prior year. Adjusted EBITDA margin (a non-GAAP measure) for the full year 2023 was 49.4%, compared to 50.0% in the prior year.
•Return on invested capital (ROIC) (a non-GAAP measure defined below) for the full year 2023 was 21%.
•Return on equity (ROE) (a non-GAAP measure defined below) for the full year 2023 was 18%.

Fourth Quarter 2023 Highlights (on a Proforma Basis)

•Total revenue for the fourth quarter of 2023 grew 25% to $23.6 million, compared to $18.8 million in the prior-year period. The increase in the fourth quarter was primarily driven by higher active management revenue, increased capital deployed and more policies sold directly to third parties.
◦Total revenue from portfolio servicing segment for the fourth quarter of 2023 was $0.2 million, compared to $0.1 million in the prior-year period.
•Originations capital deployment for the fourth quarter of 2023 increased 92% to $68.3 million, compared to $35.5 million in the prior-year period; number of policy originations for the fourth quarter of 2023 grew 79% to 208, compared to 116 in the prior-year period.
•GAAP net loss attributable to shareholders for the fourth quarter of 2023 was $6.2 million, compared to GAAP net income attributable to shareholders of $10.1 million in the prior-year period, primarily driven by a non-cash expense related to employee stock compensation of $6.2 million, loss on fair value of warrant liability of $3.3 million, a one-time charge of $3.1 million related to debt extinguishment, and public company expenses incurred in the fourth quarter of 2023 that were not recorded in the prior-year period.
•Adjusted net income for the fourth quarter of 2023 was $5.9 million, compared to $11.0 million in the prior-year period.
•Adjusted EBITDA for the fourth quarter of 2023 was $11.0 million, compared to $11.1 million in the prior-year period. Adjusted EBITDA margin (a non-GAAP measure) for the fourth quarter of 2023 was 46.7%, compared to 52.4% in the prior-year period.
•Annualized return on invested capital (ROIC) (a non-GAAP measure defined below) for the fourth quarter of 2023 was 17%.
•Annualized Return on equity (ROE) (a non-GAAP measure defined below) for the fourth quarter of 2023 was 18%.
•Total operating expenses for the fourth quarter of 2023 were $20.0 million, compared to $4.4 million in the prior-year period. Operating expenses for the fourth quarter of 2023 included $6.2 million in non-cash employee stock compensation, which was not recorded in the prior-year period.

Liquidity and Capital

As of December 31, 2023, the Company had cash and cash equivalents of $25.6 million, balance sheet policy assets of $124.0 million and outstanding long-term debt of $89.1 million.
From the commencement of the Company’s $15 million stock repurchase program previously announced on December 12, 2023 (the “Repurchase Program”) through March 19, 2024, Abacus has repurchased 725,166 shares of its common stock at an average price of $11.20 on the open market at a total cost of approximately $8.1 million. As of March 19, 2024, the Company has $6.9 million of availability under the Repurchase Program, which expires on June 10, 2025, unless sooner suspended or discontinued.

Webcast and Conference Call

A webcast and conference call to discuss the Company’s results will be held today beginning at 5:00 p.m. (Eastern Time). A live webcast of the conference call will be available on Abacus’ investor relations website at ir.abacuslife.com. The dial-in number for the conference call is (877) 407-9716 (toll-free) or (201) 493-6779 (international). Please dial the number 10 minutes prior to the scheduled start time.
A webcast replay of the call will be available at ir.abacuslife.com for one year following the call.

Non-GAAP Financial Information

Adjusted Net Income, a non-GAAP measure, is defined as net income (loss) attributable to Abacus adjusted for non-controlling interest income, amortization, change in fair value of warrants and non-cash stock-based compensation and the related tax effect of those adjustments. Management believes that Adjusted Net Income is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. A reconciliation of Adjusted Net Income to Net income attributable to Abacus, the most directly comparable GAAP measure, appears below.

Adjusted EBITDA, a non-GAAP measure, is defined as net income (loss) attributable to Abacus adjusted for depreciation expense, amortization, interest expense, income tax and other non-cash and certain non-recurring items that in our judgement significantly impact the period-over-period assessment of performance and operating results that do not directly relate to business performance within Abacus’ control. A reconciliation of Adjusted EBITDA to Net income attributable to Abacus Life, the most directly comparable GAAP measure, appears below.

Adjusted EBITDA margin, a non-GAAP measure, is defined as Adjusted EBITDA divided by Total revenues. A reconciliation of Adjusted EBITDA margin to Net income margin, the most directly comparable GAAP measure, appears below.

Annualized return on invested capital (ROIC), a non-GAAP measure, is defined as Adjusted net income for the quarter divided by the result of Total Assets less Intangible assets, net, Goodwill and Current Liabilities multiplied by four. ROIC is not a measure of financial performance under GAAP. We believe ROIC should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP.

Annualized return on equity (ROE), a non-GAAP measure, is defined as [Adjusted net income divided by total shareholder equity multiplied by four. ROE is not a measure of financial performance under GAAP. We believe ROE should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. The below table presents our calculation of ROE.

Forward-Looking Statements

All statements in this press release (and oral statements made regarding the subjects of this press release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of Abacus. Forward-looking information includes but is not limited to statements regarding: Abacus’s financial and operational outlook; Abacus’s operational and financial strategies, including planned growth initiatives and the benefits thereof, Abacus’s ability to successfully effect those strategies, and the expected results therefrom. These forward-looking statements generally are identified by the words “believe,” “project,” “estimate,” “expect,” ”intend,” “anticipate,” “goals,” “prospects,” “will,” “would,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions).

While Abacus believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. The factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to: the fact that Abacus’s loss reserves are bases on estimates and may be inadequate to cover its actual losses; the failure to properly price Abacus’s insurance policies; the geographic concentration of Abacus’s business; the cyclical nature of Abacus’s industry; the impact of regulation on Abacus’s business; the effects of competition on Abacus’s business; the failure of Abacus’s relationships with independent agencies; the failure to meet Abacus’s investment objectives; the inability to raise capital on favorable terms or at all; the effects of acts of terrorism; and the effectiveness of Abacus’s control environment, including the identification of control deficiencies.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties set forth in documents filed by Abacus with the U.S. Securities and Exchange Commission from time to time, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and subsequent periodic reports. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Abacus cautions you not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Abacus assumes no obligation and, except as required by law, does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Abacus does not give any assurance that it will achieve its expectations.

About Abacus

Abacus is a leading vertically integrated alternative asset manager and market maker, specializing in longevity and actuarial technology. The company is democratizing the life insurance space through three groundbreaking new channels: ABL Tech, ABL Wealth, and ABL Longevity Funds. Since 2004, Abacus has purchased life insurance policies from consumers seeking liquidity and has actively managed those policies over time (via trading, holding, and/or servicing). With over $5BN in face value of policies purchased, we have helped thousands of clients maximize the value of life insurance. Abacus Life is the only public life settlement company, trading on the Nasdaq Exchange under the ticker symbol ABL.

Over the past 20 years, the company has built an institutionalized origination and portfolio management process that is supported by a 100+ person team, long-term relationships with 78 institutional partners and 30,000 financial advisors, and the ability to operate in 49 states. The Company complies with HIPAA and privacy laws to maintain and protect confidentiality of financial, health, and medical information. Abacus is also proud to be a BBB Accredited Business with an A+ rating.

www.Abacuslife.com

Contact:
Abacus Life Investor Relations
investors@abacuslife.com

Abacus Life Public Relations
press@abacuslife.com

ABACUS LIFE, INC. Consolidated Balance Sheets

	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,588,668	$30,052,823
Equity securities, at fair value	2,252,891	—
Accounts receivable	2,149,111	10,448
Accounts receivable, related party	79,509	198,364
Due from affiliates	1,007,528	2,904,646
Prepaid expenses and other current assets	699,127	116,646
Total current assets	31,776,834	33,282,927
Property and equipment, net	400,720	18,617
Intangible assets, net	29,623,130	—
Goodwill	140,287,000	—
Operating right-of-use assets	1,893,659	77,011
Life settlement policies, at cost	1,697,178	8,716,111
Life settlement policies, at fair value	122,296,559	13,809,352
Available-for-sale securities, at fair value	1,105,935	1,000,000
Other investments, at cost	1,650,000	1,300,000
Other assets	998,945	—
Equity securities, at fair value	96,107	890,829
TOTAL ASSETS	$331,826,067	$59,094,847

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion of long-term debt	$13,029,632	$—
Accrued expenses	4,354,225	—
Accounts payable	—	40,014
Operating lease liabilities	118,058	48,127
Due to affiliates	5,236	263,785
Due to former members	1,159,712	—
Contract liabilities, deposits on pending settlements	507,000	—
Accrued transaction costs	—	908,256
Other current liabilities	3,400,734	42,227
Income taxes payable	751,734	—
Total current liabilities	23,326,331	1,302,409
Long-term debt, related party	37,653,869	—
Long-term debt	89,137,013	28,249,653
Operating lease liabilities	1,796,727	29,268
Deferred tax liability	9,199,091	1,363,820
Warrant liability	6,642,960	—
TOTAL LIABILITIES	167,755,991	30,945,150
COMMITMENTS AND CONTINGENCIES (11)
STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value; 1,000,000 authorized shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 authorized shares; 63,388,823 and 50,369,350 shares issued, respectively	6,339	5,037
Treasury stock - at cost; 146,650 and – shares, respectively	(1,283,062)	—
Additional paid-in capital	199,826,278	704,963
(Accumulated deficit) retained earnings	(34,726,135)	25,487,323
Accumulated other comprehensive income	108,373	1,052,836
Non-controlling interest	138,283	899,538
Total shareholders' equity (deficit)	164,070,076	28,149,697
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)	$331,826,067	$59,094,847

ABACUS LIFE, INC. Proforma Condensed Consolidated Statement of Operations

ABACUS LIFE, INC. Proforma Adjusted Net Income and Adjusted EPS

ABACUS LIFE, INC. Proforma Adjusted EBITDA

ABACUS LIFE, INC. Proforma Segment Revenue

ABACUS LIFE, INC. Return on Invested Capital (ROIC)

ABACUS LIFE, INC. Return on Equity (ROE)